Exhibit 99.1

Aeva Adds Finance and Infrastructure Leader to its Board of Directors

Katherine Motlagh Brings 25+ Years of Leadership Experience to Help Aeva Scale for Mass Production of its 4D LiDAR Technology

MOUNTAIN VIEW, Calif., March 27, 2025 – Aeva® (Nasdaq: AEVA), a leader in next-generation sensing and perception systems, today announced the appointment of Katherine Motlagh to its Board of Directors, effective March 27, 2025.

“With Aeva entering the exciting stage of commercializing our unique 4D LiDAR technology, we are delighted to welcome Katherine to Aeva’s Board of Directors,” said Mina Rezk, Chairman of the Board, Co-founder and Chief Technology Officer at Aeva. “We look forward to leveraging Katherine’s impressive experience as a finance leader at high-growth global automotive infrastructure and industrial companies to further drive the growing adoption of Aeva’s technology across a broad range of applications from automated driving to industrial robotics, security and infrastructure.”

“Aeva’s differentiated technology has the ability to transform sensing and perception across many industries,” said Katherine Motlagh. “I look forward to bringing my experience to help realize the company’s significant growth potential and mission to bring perception to everything.”

Ms. Motlagh currently serves on the Board of Crown Castle Inc., where she serves on the Finance and Audit committees, as well as on the Board of EVgo, Inc., where she serves as Audit Committee Chair and member of the Compensation and Nominating and Governance committees. Previously, she held finance leadership roles as Executive Vice President and Chief Financial Officer of CyrusOne LLC, Chief Financial Officer of the European, African and Latin American regions at American Tower, and divisional Chief Financial Officer roles and other finance and accounting positions at Ericsson, Inc., Nokia, Inc., and Nextel Communications, Inc. Ms. Motlagh earned a master’s degree from the Academy of Finance in Moscow and is a Certified Public Accountant.

About Aeva Technologies, Inc. (Nasdaq: AEVA)

Aeva’s mission is to bring the next wave of perception to a broad range of applications from automated driving to industrial robotics, consumer electronics, consumer health, security and beyond. Aeva is transforming autonomy with its groundbreaking sensing and perception technology that integrates all key LiDAR components onto a silicon photonics chip in a compact module. Aeva 4D LiDAR sensors uniquely detect instant velocity in addition to 3D position, allowing autonomous devices like vehicles and robots to make more intelligent and safe decisions. For more information, visit www.aeva.com, or connect with us on X or LinkedIn.

Aeva, the Aeva logo, Aeva 4D LiDAR, Aeva Atlas, Aeries, Aeva Ultra Resolution, Aeva CoreVision, and Aeva X1 are trademarks/registered trademarks of Aeva, Inc. All rights reserved. Third-party trademarks are the property of their respective owners.

Contacts

Media:

Michael Oldenburg

press@aeva.ai

Investors:

Andrew Fung

investors@aeva.ai